Exhibit 99.1

The New York Times Company Reports 2011 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--October 20, 2011--The New York Times Company (NYSE: NYT) announced today 2011 third-quarter diluted earnings per share from continuing operations of $.10 compared with a diluted loss per share from continuing operations of $.03 in the same period of 2010. Excluding severance and the special items discussed below, diluted earnings per share from continuing operations were $.05 in the third quarter of 2011 compared with $.07 in the third quarter of 2010.

The Company had an operating profit of $33.0 million in the third quarter of 2011 compared with an operating profit of $9.0 million in the same period of 2010. Excluding depreciation, amortization, severance and the special items discussed below, operating profit increased 5.5 percent to $65.5 million from $62.0 million in the third quarter of 2010.

“This quarter we continued to execute on our strategy to transform our business, said Janet L. Robinson, president and chief executive officer, The New York Times Company. “We made significant progress in developing a robust digital subscription revenue stream, reduced our operating costs, meaningfully improved our liquidity through the early repayment of high-interest debt and tripled our initial investment on the sale of a portion of our stake in Fenway Sports Group. And despite a challenging advertising environment, our operating profit grew reflecting our strong cost performance and growth in circulation revenues, which rose 3 percent.

“Our digital subscription initiatives remained our top focus in the third quarter. The New York Times continued to build on its paid offerings and The Boston Globe launched the new subscription site BostonGlobe.com to very favorable acclaim in the marketplace. As of the end of the third quarter, The Times had 324,000 paid digital subscribers and paid and sponsored relationships with over 1.2 million digital users. The Times has also seen positive benefits to home-delivery circulation following the launch of its digital subscription plans, with an increase in new orders and improved retention. These results highlight the strength of The Times brand and its ability to further monetize its world-class news, analysis and commentary.

“Although the News Media Group's digital advertising did not see the same strength as in recent quarters largely due to the uncertain economic climate, the Group's digital advertising revenues rose 6 percent in the quarter. NYTimes.com maintained its strong traffic levels and continued to fulfill its premium advertising commitments. And while the About Group continued to face many of the same challenges it saw in the first half of the year, it is making significant progress in implementing a plan to grow its content and traffic and improve its display advertising business.

“Operating costs declined 4 percent despite continued investment in new products, digital technologies and our high-quality journalism. We also made further progress in strengthening our future cash flows with the prepayment of our $250 million 14.053 percent notes in August, three years ahead of maturity.

“At a time of transition, we continue to evaluate our asset portfolio to maintain its alignment with our core operations and strategic initiatives. We continue to market our remaining interest in Fenway Sports Group and are seeing healthy demand.”

Comparisons

Unless otherwise noted all comparisons are for the third quarter of 2011 to the third quarter of 2010. This release includes non-GAAP financial measures, a discussion of management's reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The third-quarter 2011 results included the following special items:

  A $65.3 million ($37.8 million after tax or $.24 per share) gain on the sale of 390 of the Company's units in Fenway Sports Group (FSG).
  A $46.4 million ($27.5 million after tax or $.18 per share) charge in connection with the prepayment of the Company's $250 million 14.053 percent notes.

The third-quarter 2010 results included the following special items:

  A $16.1 million ($10.2 million after tax or $.07 per share) charge for a write-down of assets at The Boston Globe's printing facility in Billerica, Mass., which was consolidated into the Boston, Mass., printing facility in the second quarter of 2009.
  A $6.3 million ($3.9 million after tax or $.03 per share) charge for an adjustment to estimated pension withdrawal obligations under several multiemployer pension plans at The Boston Globe.

In addition to these special items, the Company had $3.0 million ($1.7 million after tax or $.01 per share) in severance costs in the third quarter of 2011 compared with $0.5 million ($0.3 million after tax or $.00 per share) in the third quarter of 2010.

Third-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 3.1 percent to $537.2 million from $554.3 million. Advertising revenues decreased 8.8 percent, circulation revenues increased 3.4 percent and other revenues increased 0.8 percent.

Print advertising revenues decreased 10.4 percent. Digital advertising revenues decreased 4.5 percent as higher revenues at the News Media Group were more than offset by declines at the About Group.

Circulation revenues rose as the introduction of digital subscriptions at The Times offset a decline in print copies sold across the News Media Group.

Operating Costs

Operating costs decreased 3.6 percent to $504.2 million from $522.9 million. Depreciation and amortization decreased to $29.4 million from $30.1 million.

Excluding depreciation, amortization and severance, operating costs decreased 4.2 percent to $471.8 million from $492.3 million mainly due to lower variable compensation costs and professional fees.

Newsprint expense decreased 3.3 percent, with 6.6 percent from lower consumption offset in part by 3.3 percent from higher pricing.

Third-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 2.0 percent to $511.5 million from $521.9 million. Advertising revenues declined 7.3 percent, while circulation revenues and other revenues increased 3.4 percent and 1.5 percent, respectively.

Digital advertising revenues increased 6.2 percent but only partially offset a 10.4 percent decrease in print advertising revenues. Circulation revenues rose as the introduction of digital subscriptions at The Times offset a decline in print copies sold across the News Media Group. In addition, The Times has seen the rate of home-delivery circulation declines moderate due to an increase in new orders and improved retention following the launch of its digital subscriptions.

News Media Group operating costs decreased 2.4 percent to $481.5 million from $493.4 million. Excluding depreciation, amortization and severance, operating costs decreased 3.0 percent to $451.8 million from $465.7 million mainly due to lower variable compensation costs and professional fees.

Operating profit for the News Media Group was $30.0 million compared with $6.0 million in the third quarter of 2010. Excluding depreciation, amortization, severance and special items, operating profit increased 6.3 percent to $59.7 million from $56.2 million due to lower costs.

About Group

About Group revenues decreased 20.8 percent to $25.7 million from $32.5 million mainly due to declines in both cost-per-click and display advertising. The declines in cost-per-click advertising were primarily due to lower click-through rates, as well as the negative impact on page views mainly because of increased competition in the content space and the algorithm changes Google implemented during the first quarter of 2011.

About Group operating costs decreased 13.0 percent to $16.2 million from $18.6 million. Excluding depreciation, amortization and severance, operating costs decreased 14.3 percent to $13.4 million from $15.7 million mainly because of lower variable compensation costs and marketing expenses.

Operating profit decreased 31.2 percent to $9.5 million from $13.9 million. Excluding depreciation, amortization and severance, operating profit decreased 26.8 percent to $12.3 million from $16.8 million, due to lower advertising revenues.

Corporate

Corporate operating costs decreased 40.4 percent to $6.5 million from $10.9 million primarily due to lower variable compensation costs.

Other Financial Data

Digital

Digital businesses include NYTimes.com, BostonGlobe.com, Boston.com, About.com, other Company Web sites and related digital products. In the third quarter of 2011, total digital advertising revenues decreased 4.5 percent to $74.8 million from $78.3 million. Digital advertising revenues at the News Media Group increased 6.2 percent to $50.3 million from $47.4 million due to growth in retail and national display advertising. Digital advertising revenues as a percentage of total Company advertising revenues were 28.6 percent for the third quarter of 2011 compared with 27.3 percent in the third quarter of 2010.

In the first nine months of 2011, the Company's total digital advertising revenues increased 0.9 percent to $242.9 million from $240.7 million. Digital advertising revenues at the News Media Group increased 12.2 percent to $162.4 million from $144.7 million. Digital advertising revenues as a percentage of total Company advertising revenues were 28.2 percent for the first nine months of 2011 compared with 26.3 percent in the first nine months of 2010.

Paid digital subscribers to The Times digital subscription packages, e-readers and replica editions totaled approximately 324,000 as of the end of the third quarter of 2011. In addition to these paid digital subscribers, as of the end of the third quarter of 2011, The Times had more than 100,000 highly engaged users sponsored by Ford Motor Company's luxury brand, Lincoln, who have free access to NYTimes.com and smartphone apps until the end of the year, and approximately 800,000 home-delivery subscribers with linked digital accounts, who receive free digital access. In total, The Times had paid and sponsored relationships with over 1.2 million digital users as of the end of the third quarter of 2011.

Joint Ventures

Loss from joint ventures was $1.1 million in the third quarter of 2011 compared with income from joint ventures of $5.5 million in the third quarter of 2010. Joint venture results in the third quarter of 2011 were negatively impacted by FSG's acquisition of Liverpool Football Club, mainly due to the amortization expense associated with the purchase.

In the third quarter of 2011, the Company sold 390 of its units in FSG resulting in a pre-tax gain of $65.3 million. The Company currently owns 310 units, or approximately 7.3 percent of FSG, and continues to market its remaining interest in FSG, in whole or in parts.

Interest Expense-net

Interest expense, net decreased to $20.0 million from $20.6 million mainly due to the prepayment of the Company's $250 million 14.053 percent notes offset in part by debt issued in November 2010.

Income Taxes

The Company had an effective tax rate of 49.8 percent in the third quarter of 2011. The Company's effective tax rate for the first nine months of 2011 is not meaningful because a portion of the non-cash charge in the second quarter of 2011 for the write-down of the Regional Media Group's goodwill was non-deductible.

The Company had an effective tax rate benefit of 32.8 percent in the third quarter of 2010. The effective tax rate was impacted by lower state tax rates applied to the special items in the third quarter of 2010. The effective tax rate for the first nine months of 2010 was 54.8 percent, primarily because of a $10.9 million tax charge for the reduction in future tax benefits for certain retiree health benefits resulting from the federal health care legislation enacted in March 2010.

Liquidity

The following table details the original maturities and carrying values of the Company's debt and capital lease obligations as of September 25, 2011. Net debt represents debt and capital lease obligations, net of cash and short-term investments. Cash in the table below excludes restricted cash of approximately $29 million that is subject to certain collateral requirements.

(in thousands)
2012 4.610% senior notes	$75,000
2015 5.0% senior notes	250,000
2016 6.625% senior notes	225,000
2019 Option to repurchase ownership interest in headquarters building	250,000
Total	$800,000
Less: Unamortized amounts	(34,686)
Carrying value of debt	$765,314
Capital lease obligations	6,707
Total debt and capital lease obligations	$772,021
Less: Cash and short-term investments	(263,449)
Net debt	$508,572

The Company believes net debt, a non-GAAP measure, provides a useful measure of the Company's liquidity and overall debt position.

On August 15, 2011, the Company prepaid in full its $250 million 14.053 percent notes due January 15, 2015. The prepayment totaled approximately $279 million, which included the principal amount of the notes, all accrued and unpaid interest, and a make-whole premium due in connection with the prepayment. While the Company recorded a $46.4 million pre-tax charge in the third quarter of 2011 related to this prepayment, interest expense savings will exceed $39 million annually through January 15, 2015.

As of September 25, 2011, there were no outstanding borrowings under the Company's $125 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled approximately $11 million in the third quarter of 2011. Year-to-date capital expenditures totaled approximately $32 million.

Outlook

In the first half of October, the Company saw total advertising revenue trends improve modestly relative to those of the third quarter due to stronger growth in digital advertising revenues at the News Media Group.

Total circulation revenues are expected to increase in the low- to mid-single digits in the fourth quarter.

The Company expects operating costs to decline in the low- to mid-single digits in the fourth quarter.

The Company expects results from joint ventures to be breakeven in the fourth quarter. Results for joint ventures in 2011 are negatively impacted by FSG's acquisition of Liverpool Football Club, mainly due to amortization expense associated with the purchase.

In addition, the Company expects the following on a pre-tax basis in 2011:

  Depreciation and amortization: $120 million,
  Interest expense, net: $85 million, and
  Capital expenditures: $50 million, which includes investments in digital systems across the Company.

Conference Call Information

The Company's third-quarter 2011 earnings conference call will be held on Thursday, October 20, at 11:00 a.m. E.T. To access the call, dial 888-312-9837 (in the U.S.) and 719-457-2619 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, October 21. The access code is 4360821.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 26, 2010. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading media company with 2010 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, BostonGlobe.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2011	2010	% Change	2011	2010	% Change
Revenues
Advertising	$261,779	$286,980	-8.8%	$862,954	$914,518	-5.6%
Circulation	236,964	229,148	3.4%	699,898	700,819	-0.1%
Other(a)	38,492	38,205	0.8%	117,589	116,450	1.0%
Total revenues	537,235	554,333	-3.1%	1,680,441	1,731,787	-3.0%
Operating costs
Production costs	232,903	237,384	-1.9%	713,378	715,035	-0.2%
Selling, general and administrative costs	241,885	255,440	-5.3%	763,878	781,044	-2.2%
Depreciation and amortization	29,402	30,100	-2.3%	87,597	90,816	-3.5%
Total operating costs	504,190	522,924	-3.6%	1,564,853	1,586,895	-1.4%
Write-down of assets(b)	—	16,148	N/A	161,318	16,148	*
Pension withdrawal expense(c)	—	6,268	N/A	4,228	6,268	-32.5%
Operating profit/(loss)	33,045	8,993	*	(49,958)	122,476	*
Gain on sale of investments(d)	65,273	—	N/A	71,171	9,128	*
(Loss)/income from joint ventures(e)	(1,068)	5,482	*	(4,026)	22,271	*
Premium on debt redemption(f)	46,381	—	N/A	46,381	—	N/A
Interest expense, net	20,039	20,627	-2.9%	69,782	61,825	12.9%
Income/(loss) from continuing operations before income taxes	30,830	(6,152)	*	(98,976)	92,050	*
Income tax expense/(benefit)(g)	15,362	(2,018)	*	153	50,444	-99.7%
Income/(loss) from continuing operations	15,468	(4,134)	*	(99,129)	41,606	*
(Loss)/income from discontinued operations, net of income taxes(h)	—	(224)	N/A	—	13	N/A
Net income/(loss)	15,468	(4,358)	*	(99,129)	41,619	*
Net loss/(income) attributable to the noncontrolling interest	217	97	*	515	(1,054)	*
Net income/(loss) attributable to The New York Times Company common stockholders	$15,685	$(4,261)	*	$(98,614)	$40,565	*

Amounts attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$15,685	$(4,037)	*	$(98,614)	$40,552	*
(Loss)/income from discontinued operations	—	(224)	N/A	—	13	N/A
Net income/(loss)	$15,685	$(4,261)	*	$(98,614)	$40,565	*

Average Number of Common Shares Outstanding:
Basic	147,355	145,803	1.1%	147,103	145,533	1.1%
Diluted	151,293	145,803	3.8%	147,103	153,092	-3.9%

Basic Earnings/(Loss) Per Share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.11	$(0.03)	*	$(0.67)	$0.28	*
(Loss)/income from discontinued operations	—	—	N/A	—	—	N/A
Net income/(loss)	$0.11	$(0.03)	*	$(0.67)	$0.28	*

Diluted Earnings/(Loss) Per Share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.10	$(0.03)	*	$(0.67)	$0.26	*
(Loss)/income from discontinued operations	—	—	N/A	—	—	N/A
Net income/(loss)	$0.10	$(0.03)	*	$(0.67)	$0.26	*
* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Third Quarter			Nine Months
	2011	2010	% Change	2011	2010	% Change
Revenues
News Media Group	$511,511	$521,868	-2.0%	$1,595,731	$1,630,935	-2.2%
About Group	25,724	32,465	-20.8%	84,710	100,852	-16.0%
Total	$537,235	$554,333	-3.1%	$1,680,441	$1,731,787	-3.0%

Operating Profit/(Loss)
News Media Group	$30,020	$6,046	*	$(55,940)	$108,914	*
About Group	9,544	13,876	-31.2%	35,406	45,782	-22.7%
Corporate	(6,519)	(10,929)	-40.4%	(29,424)	(32,220)	-8.7%
Total	$33,045	$8,993	*	$(49,958)	$122,476	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance and Special Items(i)
News Media Group	$59,678	$56,153	6.3%	$194,195	$215,623	-9.9%
About Group	12,301	16,799	-26.8%	44,040	54,457	-19.1%
Corporate	(6,519)	(10,929)	-40.4%	(29,372)	(32,217)	-8.8%
Total	$65,460	$62,023	5.5%	$208,863	$237,863	-12.2%

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2011
	Third Quarter	% Change vs. 2010	Nine Months	% Change vs. 2010
The New York Times Media Group
Advertising	$156,092	-6.0%	$521,488	-2.8%
Circulation	178,241	6.2%	522,131	1.6%
Other	22,524	7.2%	68,003	3.7%
Total	$356,857	0.5%	$1,111,622	-0.4%

New England Media Group
Advertising	$44,416	-9.7%	$144,004	-5.7%
Circulation	40,360	-5.4%	118,786	-5.8%
Other	9,936	-9.5%	30,823	-3.2%
Total	$94,712	-7.9%	$293,613	-5.5%

Regional Media Group
Advertising	$36,833	-9.7%	$116,973	-9.6%
Circulation	18,363	-1.5%	58,981	-2.8%
Other	4,746	1.7%	14,542	2.5%
Total	$59,942	-6.5%	$190,496	-6.7%

Total News Media Group
Advertising	$237,341	-7.3%	$782,465	-4.4%
Circulation	236,964	3.4%	699,898	-0.1%
Other(a)	37,206	1.5%	113,368	1.6%
Total	$511,511	-2.0%	$1,595,731	-2.2%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2011
	Third Quarter	% Change vs. 2010	Nine Months	% Change vs. 2010
News Media Group
National	$132,240	-6.3%	$447,577	-1.9%
Retail	55,385	-5.9%	174,221	-7.8%
Classified:
Help-Wanted	8,079	-13.6%	27,232	-5.3%
Real Estate	13,072	-17.4%	43,675	-13.1%
Automotive	8,633	-4.4%	27,723	-3.7%
Other	10,929	-8.4%	34,349	-8.2%
Total Classified	40,713	-11.7%	132,979	-8.5%
Other	9,003	-9.5%	27,688	-0.9%
Total News Media Group	237,341	-7.3%	782,465	-4.4%

About Group	24,438	-21.0%	80,489	-16.2%

Total Company	$261,779	-8.8%	$862,954	-5.6%

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income, digital archives and direct mail advertising services.

(b)	In the second quarter of 2011, the Company recorded a $161.3 million non-cash charge for the write-down of assets at the News Media Group, primarily goodwill at the Regional Media Group. In the third quarter of 2010, the Company recorded a $16.1 million charge for the write-down of assets at The Boston Globe's printing facility in Billerica, Mass., which was consolidated into the Boston, Mass., printing facility in the second quarter of 2009.

(c)	In the second quarter of 2011, the Company recorded a $4.2 million charge for a pension withdrawal obligation under a multiemployer pension plan at The Boston Globe. In the third quarter of 2010, the Company recorded a $6.3 million charge for an adjustment to estimated pension withdrawal obligations under several multiemployer pension plans at The Boston Globe.

(d)	In the third quarter of 2011, the Company recorded a $65.3 million gain on the sale of 390 of its units in Fenway Sports Group. In the second quarter of 2010, the Company recorded a $9.1 million gain on the sale of 50 of its original 750 units in Fenway Sports Group.
In the first quarter of 2011, the Company recorded a $5.9 million gain on the sale of a portion of the Company's interest in Indeed.com, a job listing aggregator.

(e)	In the first quarter of 2010, the Company recorded a $12.7 million gain from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the gain, after eliminating the noncontrolling interest portion, is $10.2 million.

(f)	In the third quarter of 2011, the Company recorded a $46.4 million charge in connection with the prepayment of its $250 million 14.053% notes.

(g)	In the first quarter of 2010, the Company recorded a $10.9 million tax charge for the reduction in future tax benefits for certain retiree health benefits resulting from the federal health care reform legislation enacted in March 2010.

(h)	In 2009, the Company sold WQXR-FM, its New York City classical radio station. The results for WQXR-FM, which had previously been included in The New York Times Media Group, are classified as discontinued operations for all periods presented. In the third quarter and first nine months of 2010, the Company's results included post-closing adjustments to the gain on sale recorded in 2009.

(i)	See “Reconciliation of Non-GAAP Information” for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Diluted earnings per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.
Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Third Quarter
	2011	2010	% Change
Diluted earnings/(loss) per share from continuing operations	$0.10	$(0.03)	*
Add:
Severance	0.01	—
Special items:
Gain on sale of investment	(0.24)	—
Premium on debt redemption	0.18	—
Write-down of assets	—	0.07
Pension withdrawal expense	—	0.03

Diluted earnings per share from continuing operations excluding severance and special items	$0.05	$0.07	-28.6%
* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Third Quarter 2011
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$30,020	$9,544	$(6,519)	$33,045
Add:
Depreciation & amortization	26,658	2,744	—	29,402
Severance	3,000	13	—	3,013
Operating profit/(loss) before depreciation & amortization and severance	$59,678	$12,301	$(6,519)	$65,460

	Third Quarter 2010
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$6,046	$13,876	$(10,929)	$8,993
Add:
Depreciation & amortization	27,177	2,923	—	30,100
Severance	514	—	—	514
Special items:
Write-down of assets	16,148	—	—	16,148
Pension withdrawal expense	6,268	—	—	6,268
Operating profit/(loss) before depreciation & amortization, severance and special items	$56,153	$16,799	$(10,929)	$62,023

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	*	-31.2%	-40.4%	*
Add:
Depreciation & amortization	-1.9%	-6.1%	N/A	-2.3%
Severance	*	N/A	N/A	*
Special items:
Write-down of assets	N/A	N/A	N/A	N/A
Pension withdrawal expense	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation & amortization, severance and special items	6.3%	-26.8%	-40.4%	5.5%
* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Nine Months 2011
	News Media Group	About Group	Corporate	Total Company
Operating (loss)/profit	$(55,940)	$35,406	$(29,424)	$(49,958)
Add:
Depreciation & amortization	79,420	8,177	—	87,597
Severance	5,169	457	52	5,678
Special items:
Write-down of assets	161,318	—	—	161,318
Pension withdrawal expense	4,228	—	—	4,228
Operating profit/(loss) before depreciation & amortization, severance and special items	$194,195	$44,040	$(29,372)	$208,863

	Nine Months 2010
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$108,914	$45,782	$(32,220)	$122,476
Add:
Depreciation & amortization	82,141	8,675	—	90,816
Severance	2,152	—	3	2,155
Special items:
Write-down of assets	16,148	—	—	16,148
Pension withdrawal expense	6,268	—	—	6,268
Operating profit/(loss) before depreciation & amortization, severance and special items	$215,623	$54,457	$(32,217)	$237,863

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating (loss)/profit	*	-22.7%	-8.7%	*
Add:
Depreciation & amortization	-3.3%	-5.7%	N/A	-3.5%
Severance	*	N/A	*	*
Special items:
Write-down of assets	*	N/A	N/A	*
Pension withdrawal expense	-32.5%	N/A	N/A	-32.5%
Operating profit/(loss) before depreciation & amortization, severance and special items	-9.9%	-19.1%	-8.8%	-12.2%
* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Third Quarter
Total Company	2011	2010	% Change
Operating costs	$504,190	$522,924	-3.6%
Less:
Depreciation & amortization	29,402	30,100
Severance	3,013	514
Operating costs before depreciation & amortization and severance	471,775	492,310	-4.2%
Less:
Raw materials	37,890	39,571
Operating costs before depreciation & amortization, severance and raw materials	$433,885	$452,739	-4.2%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Third Quarter
News Media Group	2011	2010	% Change
Operating costs	$481,491	$493,406	-2.4%
Less:
Depreciation & amortization	26,658	27,177
Severance	3,000	514
Operating costs before depreciation & amortization and severance	$451,833	$465,715	-3.0%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	Third Quarter
About Group	2011	2010	% Change
Operating costs	$16,180	$18,589	-13.0%
Less:
Depreciation & amortization	2,744	2,923
Severance	13	—
Operating costs before depreciation & amortization and severance	$13,423	$15,666	-14.3%

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com